Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated November 17, 2023, with respect to the consolidated financial statements of WestRock Company incorporated by reference in the Registration Statement (Form S-3) and the related Prospectus of Smurfit WestRock plc for the registration of ordinary shares, preference shares, debt securities (and guarantees thereof), warrants, purchase contracts, and units and Smurfit Kappa Treasury Unlimited Company and Smurfit Westrock Finance Designated Activity Company for the registration of debt securities (and guarantees thereof).

/s/ Ernst & Young LLP

Atlanta, Georgia

November 12, 2025